Exhibit 5.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

P.O. Box 7113 1007 JC Amsterdam Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 31 October 2014 To: Cnova N.V. (the “Company”) Professor Dr Dorgelolaan 30D 5613 AM Eindhoven The Netherlands

Ladies and Gentlemen:

SEC Exhibit 5.1 opinion letter

We have acted as your legal counsel as to Netherlands law in connection with the issuance of (i) 26,800,000 ordinary shares in registered form in the Company’s capital with a nominal value of EUR 0.05 each (the “Offer Shares”) and (ii) up to 4,020,000 ordinary shares in registered form in the Company’s capital with a nominal value of EUR 0.05 each (the “Option Shares”) pursuant to an exercise of the option granted by the Company to the underwriters under the Underwriting Agreement (as defined below) (the “Option”). This opinion letter is rendered to you in order to be filed as an exhibit to the registration statement on Form F-1 to be filed by you with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the offering and listing of the Offer Shares and the Option Shares (if any) on the NASDAQ Stock Market (as amended, the “Registration Statement”).

This opinion letter is addressed solely to you. It may only be relied upon in connection with the Registration Statement by you and by purchasers of Offer Shares and Option Shares (if any) issued in connection with the offering and listing of such shares on the NASDAQ Stock Market. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon the following documents:

(i)                                     a pdf copy of the deed of incorporation (akte van oprichting) of the Company, dated 30 May 2014;

(ii)                                 a pdf copy of the continuous text of the articles of association of the Company as they read after the execution of a deed of amendment to the

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

articles of association of the Company, dated 30 October 2014 (the “Articles of Association”);

(iii)                             copies of the written resolution of the board of directors of the Company adopted on 4 June 2014 and the minutes of the meetings of the board of directors of the Company held on 18 July 2014 and on 30 October 2014;

(iv)                             copies of the written resolution of the general meeting of shareholders of the Company adopted on 24 July 2014 and the minutes of the extraordinary general meeting of shareholders of the Company held on 30 October 2014;

(v)                                 a draft of the minutes of a meeting of the pricing committee established by the board of directors of the Company in its meeting held on 30 October 2014 (together with the resolutions recorded in the documents referred to under (iii) and (iv), the “Resolutions”);

(vi)                              a draft underwriting agreement relating to the offering of the Offer Shares and the Option Shares (if any) with reference number LONDON 4762370 (the “Underwriting Agreement”);

(vii)                          a draft deed of issuance relating to the issuance of the Offer Shares with reference number 82039049 M 13055882 (the “Deed of Issue of Offer Shares”);

(viii)                      a draft deed of issuance relating to the issuance of the Option Shares with reference number 82039049 M 13093099 (the “Deed of Issue of Option Shares” and together with the Deed of Issue of Offer Shares, the “Deeds of Issue”);

(ix)                              a pdf copy of an extract from the Commercial Register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) relating to the Company, dated the date of this opinion letter (the “Extract”); and

(x)                                 a pdf copy of a certificate, dated the date of this opinion letter purported to have been signed by Mr. E.O. Grenier who, according to the Extract, is one of the Company’s Co-Chief Executive Officers, confirming that (X) the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend) or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets, and (Y) the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the Resolutions are complete and correct and correctly reflect the resolutions reflected therein (the “Certificate”).

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, regulatory law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter and all matters related to the legal relationship between yourself and NautaDutilh N.V. and all individuals associated with NautaDutilh N.V., including the above submission to jurisdiction, are governed by Netherlands law and the general terms and conditions of NautaDutilh N.V.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                      drafts of documents reviewed by us shall be in conformity with the executed originals, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.                                      the Registration Statement has been or shall be filed with the SEC, and shall become effective, in the form referred to in this opinion letter;

c.                                       (i) the internal rules of the Company’s board of directors and its committees adopted by the Company’s board of directors in its meeting of 18 July 2014, with effect from 24 July 2014, are the internal rules currently in force and (ii) the information contained in the Extract is true and accurate as of the date thereof;

d.                                      the statements included in the Certificate are true and correct on the date of this opinion letter and upon the execution of each of the Deeds of Issue;

e.                                       (i) the Offer Shares will be issued pursuant to the Deed of Issue of Offer Shares, (ii) the Option Shares will be issued pursuant to the Deed of Issue of Option Shares pursuant to a valid exercise of the Option, (ii) all parties to the Deeds of Issue, other than the Company, will have the corporate power to execute such deeds, (iv) all parties to the Deeds of Issue, other than the Company, will take all corporate action required to execute such deeds and to issue the Offer Shares and the Option Shares (if any) and (vi) all parties to the Deeds of Issue, except for the Company, will be validly represented by the persons signing the Deeds of Issue on their behalf; and

f.                                        none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

1.                                     The Company has been duly incorporated and is validly existing as a naamloze vennootschap under Netherlands law.

2.                                     The Offer Shares, when issued pursuant to the Deed of Issue of Offer Shares validly signed on behalf of all parties thereto and paid for in accordance with the Underwriting Agreement and the Deed of Issue of Offer Shares, will be validly issued, fully paid and non-assessable.

3.                                     The Option Shares, when issued pursuant to the Deed of Issue of Option Shares validly signed on behalf of all parties thereto and paid for in accordance with the Underwriting Agreement and the Deed of Issue of Option Shares, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.                                   The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

B.                                   Pursuant to Article 2:7 of the Dutch Civil Code, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that by entering into the Deeds of Issue the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Deeds of Issue since this is a matter of fact.

C.                                   Pursuant to Article 2:98c of the Dutch Civil Code, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Article 2:98c of the Dutch Civil Code, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Article 2:98c of the Dutch Civil Code is null and void (nietig).

D.                                   The opinions expressed in this opinion letter may be limited or affected by:

a.                                      any applicable bankruptcy, insolvency, reorganisation,

moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.                                      the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.                                       claims based on tort (onrechtmatige daad); and

d.                                      sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), or European Union regulations.

E.                                    As used in the opinions expressed in paragraphs 2 and 3 of this opinion letter, the term “non-assessable” - which term has no equivalent in Dutch - means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.                                     This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh N.V. in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.